Exhibit 99.1

April 20, 2023
Phoenix, Arizona

Knight-Swift Transportation Holdings Inc. Reports First Quarter 2023 Revenue and Earnings
Knight-Swift Transportation Holdings Inc. (NYSE: KNX) ("Knight-Swift" or "the Company"), one of the largest and most diversified freight transportation companies, operating the largest full truckload fleet in North America, today reported first quarter 2023 net income attributable to Knight-Swift of $104.3 million and Adjusted Net Income Attributable 1 to Knight-Swift of $118.5 million. GAAP earnings per diluted share for the first quarter of 2023 were $0.64, compared to $1.25 for the first quarter of 2022. The Adjusted EPS was $0.73 for the first quarter of 2023, compared to $1.35 for the first quarter of 2022.

Key Financial Highlights
During the first quarter of 2023, consolidated total revenue was $1.6 billion, which is a 10.4% decrease from the first quarter of 2022. Consolidated operating income was $144.8 million, reflecting a decrease of 51.4%, as compared to the same quarter last year. Consolidated Net Income Attributable to Knight-Swift decreased by 49.9% to $104.3 million.
•Truckload — 86.6% Adjusted Operating Ratio, with an 8.0% year-over-year decrease in revenue, excluding fuel surcharge and intersegment transactions. These results were impacted by negative development on certain large prior year insurance claims totaling $8.5 million pre-tax (or $0.04 per diluted share), primarily related to an unfavorable jury verdict during the first quarter of 2023.
•LTL — 85.7% Adjusted Operating Ratio, a 20 basis point improvement year-over-year, as a result of continued improvements in yields and efficiencies.
•Logistics — 90.4% Adjusted Operating Ratio with a gross margin of 19.8%, while load count decreased 23.2% year-over-year.
•Intermodal — 95.4% operating ratio with load count up 8.5% year-over year.
•Non-reportable Segments — Revenue grew 20.7% year-over-year, though operating income fell to a loss of $15.6 million driven by a $22.8 million operating loss (or $0.11 per diluted share) in our third-party insurance business primarily as a result of increased frequency and unfavorable claim development during the quarter and premium collection issues associated with small carriers.
•Free Cash Flow 1 — $144.2 million of free cash flow during the quarter ending March 31, 2023 as cash capital cash capital expenditures were heavier in the first quarter than the full year run rate.
•Acquisition of U.S. Xpress — Knight-Swift’s planned acquisition of U.S. Xpress Enterprises, Inc. (NYSE: USX) (“U.S. Xpress”) was announced on March 21, 2023 with closing now expected in early third quarter 2023. The press release containing this announcement can be found on our investor website at: investor.knight-swift.com/news/news-details/2023.

	Quarter Ended March 31,
	2023	2022	Change
	(Dollars in thousands, except per share data)
Total revenue	$1,636,932	$1,826,989	(10.4)%
Revenue, excluding truckload and LTL fuel surcharge	$1,450,293	$1,647,878	(12.0)%
Operating income	$144,787	$298,086	(51.4)%
Adjusted Operating Income [1]	$163,658	$320,117	(48.9)%
Net income attributable to Knight-Swift	$104,284	$208,337	(49.9)%
Adjusted Net Income Attributable to Knight-Swift [1]	$118,491	$224,863	(47.3)%
Earnings per diluted share	$0.64	$1.25	(48.8)%
Adjusted EPS [1]	$0.73	$1.35	(45.9)%
1See GAAP to non-GAAP reconciliation in the schedules following this release.

Our GAAP and non-GAAP results for the quarter included certain positive and negative items that impact the comparability of year-over-year results. These items included positive impact of $24.1 million in "Other income (expense), net" due to the absence of the loss on investment in Embark Trucks Inc. recorded in the 2022 quarter. The positive items were more than offset by incremental insurance reserves of $8.5 million in our Truckload segment and the $22.8 million operating loss in our Iron Truck insurance program, as well as a $13.9 million reduction in gain on sale of revenue equipment, year-over-year.
David Jackson, CEO of Knight-Swift, commented, "The unusually soft demand experienced in the fourth quarter of 2022 continued through the first quarter of 2023, as demand proved worse than expected. This weakness in demand has continued thus far in April. The general lack of import activity, especially on the West Coast, negatively impacted freight volumes and led to a more competitive bid season. The absence of the typical seasonal uplift in March saw truckload spot rates drift lower to levels that we believe are below cash operating costs for a large portion of carriers, especially smaller and less-well-capitalized operators. With rates under significant pressure, our intense focus on cost control and our dedicated business’ improvement in revenue, rates, and operating ratio served to help keep our Truckload segment’s Adjusted Operating Ratio in the mid-80’s for the quarter. Our Less-than-Truckload business performed well, essentially holding revenue, operating income, and operating ratio flat as yield improvements and cost discipline offset the softer volume environment. We anticipate the general weakness in shipping demand will persist through the spring while ongoing rate pressure and cost inflation will continue to drive capacity from the market. We believe this rationalization of capacity, combined with the progress being made by shippers in their efforts to work down inventory levels, will lead to improved business conditions for carriers in the back half of 2023. While the current freight environment continues to be challenging, we are already positioning ourselves to prepare for the impending freight recovery, including the announced transaction to acquire U.S. Xpress later this summer, for which we are uniquely qualified and experienced to meaningfully improve results through the next phase of the cycle."
Other Income (Expense), net — We recorded $9.7 million of income within "Other income (expense), net" in the condensed consolidated statement of comprehensive income in the first quarter of 2023, as compared to $14.4 million of expense in the first quarter of 2022 when we had a net loss within our portfolio of investments, primarily driven by an unrealized loss on our investment in Embark Trucks Inc.
Income Taxes — The effective tax rate was 24.0% for the first quarter of 2023, compared to 24.9% for the first quarter of 2022. We expect the full-year 2023 effective tax rate to be approximately 25%.
Dividend — On February 3, 2023, our board of directors declared a quarterly cash dividend of $0.14 per share of our common stock, which is a $0.02 increase from the Company's previous dividend of $0.12 per share of common stock. The dividend was payable to the Company's stockholders of record as of March 3, 2023 and was paid on March 27, 2023.
Acquisition of U.S. Xpress — On March 21, 2023, we announced an agreement under which Knight-Swift will acquire U.S. Xpress for a total enterprise value of approximately $808 million, excluding transaction costs. The transaction has been unanimously approved by the board of directors of Knight-Swift and a special committee of the independent directors of the U.S. Xpress board of directors. Work continues to complete this process, with closing now anticipated to occur early third quarter of 2023, subject to customary closing conditions. We expect to apply a similar approach to integration as we used successfully in the Knight-Swift merger, using cross-functional teams composed of leaders from Knight, Swift, and U.S. Xpress, and we remain encouraged given the positive outcome of the Knight-Swift merger and certain similarities in this transaction.

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Segment Financial Performance
Truckload Segment

	Quarter Ended March 31,
	2023	2022	Change
	(Dollars in thousands)
Revenue, excluding fuel surcharge and intersegment transactions	$865,980	$941,534	(8.0%)
Operating income	$115,899	$205,117	(43.5%)
Adjusted Operating Income [1]	$116,242	$205,441	(43.4%)
Operating ratio	88.6%	81.0%	760	bps
Adjusted Operating Ratio [1]	86.6%	78.2%	840	bps

1See GAAP to non-GAAP reconciliation in the schedules following this release.
Our diverse Truckload segment consists of our irregular route truckload, dedicated truckload, refrigerated, expedited, flatbed, and cross-border operations across our brands with approximately 13,600 irregular route tractors and nearly 4,600 dedicated tractors.
The Truckload segment performed well in an extremely difficult environment, operating with an 86.6% Adjusted Operating Ratio. These results include $8.5 million pre-tax ($0.04 per diluted share) of insurance and claims expense for development on large losses from claim years 2018-2020, primarily related to an unfavorable jury verdict during the first quarter of 2023. Revenue, excluding fuel surcharge and intersegment transactions, was $866.0 million, a decrease of 8.0% year-over-year. Miles per tractor decreased 2.7% while revenue per loaded mile, excluding fuel surcharge and intersegment transactions, was pressured throughout the quarter, posting a 5.3% average decline year-over-year. These factors ultimately led to a 9.0% year-over-year decrease in average revenue per tractor as the improving revenue per tractor in our dedicated division was more than offset by declines in the over-the-road business.

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LTL Segment

	Quarter Ended March 31,
	2023	2022	Change
	(Dollars in thousands)
Revenue, excluding fuel surcharge	$213,929	$214,675	(0.3%)
Operating income	$26,582	$26,377	0.8%
Adjusted Operating Income [1]	$30,502	$30,322	0.6%
Operating ratio	89.6%	89.7%	(10	bps)
Adjusted Operating Ratio [1]	85.7%	85.9%	(20	bps)

1See GAAP to non-GAAP reconciliation in the schedules following this release.
Our LTL segment operated well, producing an 85.7% Adjusted Operating Ratio during the first quarter of 2023, a 20 basis point improvement over the first quarter of 2022. Shipment counts decreased 5.7% year-over-year with softer demand. Revenue per hundredweight increased 8.7% excluding fuel surcharge, while revenue per shipment increased by 5.1%, excluding fuel surcharge, reflecting a 3.4% decrease in weight per shipment. We expect our connected LTL network and the expanding use of shipment dimensioning technology will provide additional opportunities for revenue growth. During the first quarter, we increased our door count by 50, and we expect door capacity to continue to grow by an additional 150 through the remainder of 2023. We remain encouraged by the strong performance within our LTL segment, and we continue to look for both organic and inorganic opportunities to geographically expand our footprint within the LTL market.
Logistics Segment

	Quarter Ended March 31,
	2023	2022	Change
	(Dollars in thousands)
Revenue, excluding intersegment transactions	$136,777	$280,171	(51.2%)
Operating income	$12,820	$39,601	(67.6%)
Adjusted Operating Income [1]	$13,154	$39,935	(67.1%)
Operating ratio	90.7%	86.0%	470	bps
Adjusted Operating Ratio [1]	90.4%	85.7%	470	bps

1See GAAP to non-GAAP reconciliation in the schedules following this release.
The Logistics segment Adjusted Operating Ratio was 90.4%, with a gross margin of 19.8% in the first quarter of 2023, down slightly from 20.2% in the first quarter of 2022. The brokerage space continues to be pressured by soft demand, causing our load count to decline by 23.2% year-over-year. This lack of demand resulted in revenue per load decreasing by 36.4% year-over-year. Despite the difficult environment, the Logistics business remained nimble and produced near double-digit margin for the quarter. We continue to leverage our consolidated fleet of approximately 79,000 trailers as we build out our power-only service. We continue to innovate with technology intended to remove friction and allow seamless connectivity, leading to services that we expect will capture new opportunities for revenue growth.

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Intermodal Segment

	Quarter Ended March 31,
	2023	2022	Change
	(Dollars in thousands)
Revenue, excluding intersegment transactions	$110,572	$109,192	1.3%
Operating income	$5,102	$15,170	(66.4%)
Operating ratio	95.4%	86.1%	930	bps

The Intermodal segment operated with a 95.4% operating ratio while total revenue increased 1.3% to $110.6 million. We are pleased that load count increased year-over-year by 8.5%, reflecting the first year-over-year increase in load count since transitioning western rail partners in January 2022. With rail service continuing to make progress and bid activity yielding promising new volume awards, we are encouraged for the near term opportunities for volumes to improve in this business. There is still opportunity for more consistent rail service to allow for improved equipment utilization and additional freight opportunities.
We expect to continue to grow with new customers and expand with existing customers. Our average container count increased by over 300 units sequentially as we have taken delivery of nearly all containers on order as of the end of the quarter. With our container fleet count now approximately 13,000, we do not expect to order additional containers until we achieve meaningful improvement in our turns per container. Our capex strategy is shifting to chassis moving forward as we work to better optimize our operation and reduce equipment costs. We remain focused on growing our load count and improving the efficiency of our assets as Intermodal continues to provide value to our customers and is complementary to the many services we offer.
Non-reportable Segments

	Quarter Ended March 31,
	2023	2022	Change
	(Dollars in thousands)
Total revenue	$141,986	$117,639	20.7%
Operating (loss) income	$(15,616)	$11,821	(232.1%)

The non-reportable segments include support services provided to our customers and third-party carriers, including insurance, equipment maintenance, equipment leasing, warehousing, trailer parts manufacturing, and warranty services. Our non-reportable segments also include certain corporate expenses (such as legal settlements and accruals, as well as $11.6 million in quarterly amortization of intangibles related to the 2017 merger between Knight and Swift and certain acquisitions).
Revenue growth of 20.7% was offset by challenges within our third-party insurance program, resulting in a $15.6 million operating loss within our non-reportable segments. Overall, our Iron Insurance line of business produced a $22.8 million operating loss (or $0.11 per diluted share) during the first quarter of 2023, primarily due to increased frequency and unfavorable claim development during the quarter as well as insurance premium collection issues associated with small carriers who are struggling given the soft freight market conditions. We are continuing to execute our plan to improve the underwriting profitability of the insurance program, and we have decided to reduce our exposure to small carrier risk in the current market as we believe the extreme pressure small carriers are under is producing undesirable risk characteristics. This decision will be a headwind to growth in the near term, but we believe it is the prudent move for our business at this point in the cycle. We have applied rate increases to various lines of coverage, which will improve underwriting results on the risk that we elect to retain.
It will take some time for this pivot to materialize in the results, but we expect sequential income growth and a positive contribution for these segments by the middle of the year, supported by continued revenue growth from the other activities within our non-reportable segments moving forward.

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Consolidated Liquidity, Capital Resources, and Earnings Guidance
Cash Flow Sources (Uses)

	Quarter Ended March 31,
	2023	2022	Change
	(In thousands)
Net cash provided by operating activities	$345,159	$456,860	$(111,701)
Net cash used in investing activities	(197,305)	(110,187)	(87,118)
Net cash (used in) provided by financing activities	(134,591)	(323,249)	188,658
Net increase in cash, restricted cash, and equivalents [1]	$13,263	$23,424	$(10,161)
Net capital expenditures	$(200,994)	$(104,442)	$(96,552)

1"Net increase in cash, restricted cash, and equivalents" is derived from changes within "Cash and cash equivalents," "Cash and cash equivalents – restricted," and the long-term portion of restricted cash included in "Other long-term assets" in the condensed consolidated balance sheets.
Liquidity and Capitalization — As of March 31, 2023, we had a balance of $1.3 billion of unrestricted cash and available liquidity and $7.0 billion of stockholders' equity. The face value of our debt, net of unrestricted cash ("Net Debt") was $1.6 billion as of March 31, 2023. Free Cash Flow2 for the year-to-date period ended March 31, 2023 was $144.2 million. During the quarter ended March 31, 2023, we generated $345.2 million in operating cash flows and paid down $8.4 million in long-term debt, $14.6 million in finance lease liabilities, and $10.5 million on our operating lease liabilities, and we reduced the outstanding balances on our revolving credit facilities by a net $78.0 million.
Equipment and Capital Expenditures — Gain on sale of revenue equipment was $20.9 million in the first quarter of 2023, compared to $34.8 million in the same quarter of 2022. The average age of the tractor fleet within our Truckload segment was 2.7 years in the first quarter of 2023, compared to 2.6 years in the same quarter of 2022. The average age of the tractor fleet within our LTL segment was 4.2 years in the first quarter of 2023 compared to 4.5 years in the same quarter of 2022. Cash capital expenditures, net of disposal proceeds, were $201.0 million for year-to-date March 31, 2023. We expect net cash capital expenditures will be in the range of $640 million – $690 million for full-year 2023. Our net cash capital expenditures primarily represent replacements of existing tractors and trailers, as well as investments in our terminal network, driver amenities, and technology, and excludes acquisitions.
________
2See GAAP to non-GAAP reconciliations in the schedules following this release.

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Guidance — We now expect that Adjusted EPS1 for full-year 2023 will range from $3.35 to $3.55, which does not reflect the inclusion of U.S. Xpress pending the close of the acquisition and is an update from our previously-disclosed range of $4.05 to $4.25. Our expected Adjusted EPS1 range is based on the current truckload, LTL, and general market conditions, recent trends, and the current beliefs, assumptions, and expectations of management, as follows:
•Truckload rates continue to be pressured, with a year-over-year decrease in overall revenue per mile of high single digits for the year
•Truckload tractor count stable with miles per tractor improving on a year-over-year basis in the second half of the year
•LTL revenue, excluding fuel surcharge increases modestly year-over-year with relatively stable margin profile and typical seasonality
•Logistics volume and revenue per load remains under pressure into the second quarter before improving in the back half of the year, with an operating ratio of approximately 90 for the year
•Intermodal Operating Ratio in the mid 90's for the full year with volumes up year over year
•Non-reportable to have modest revenue growth for the year and quarterly operating income run rate in the low to mid teens for the balance of year
◦Reflecting reduced exposure to third party insurance risk, easing trailer lease demand from lower inventory overhang and muted freight conditions, and continued revenue and margin growth in warehousing
•Equipment gains to be in the range of $15 million to $20 million quarterly
•Expect modest increase in interest expense from the first quarter of 2023, assuming Fed hiking cycle is nearly complete
•Net cash capital expenditures for the full year 2023 expected range of $640 million - $690 million
•Expected tax rate of approximately 25% for the full year 2023
The factors described under "Forward-Looking Statements," among others, could cause actual results to materially vary from this guidance. Further, we cannot estimate on a forward-looking basis, the impact of certain income and expense items on our earnings per share, because these items, which could be significant, may be infrequent, are difficult to predict, and may be highly variable. As a result, we do not provide a corresponding GAAP measure for, or reconciliation to, our Adjusted EPS1 guidance.
________
1See GAAP to non-GAAP reconciliations in the schedules following this release.
2Our calculation of Adjusted EPS starts with GAAP diluted earnings per share and adds back the after-tax impact of intangible asset amortization (which is expected to be approximately $0.30 for full-year 2023, excluding amortization of intangibles from the expected U.S. Xpress transaction), as well as noncash impairments and certain other unusual items, if any.

Conference Call
Knight-Swift will host a live conference call with analysts and investors to discuss the earnings release, the results of operations, and other matters following its earnings press release on Thursday, April 20, 2023, at 4:30 p.m. EDT. The conference dial in information is +1 (888) 886-7786 (Conference ID: 94518197). Please note that since the call is expected to begin promptly as scheduled, you will need to join a few minutes before that time. Slides to accompany this call will be posted on the Company’s website and will be available to download just before the scheduled conference call. To view the presentation, please visit https://investor.knight-swift.com/, "First Quarter 2023 Conference Call Presentation."

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Other Information

About Knight-Swift
Knight-Swift Transportation Holdings Inc. is one of North America's largest and most diversified freight transportation companies, providing multiple full truckload, LTL, intermodal, and logistics services. Knight-Swift uses a nationwide network of business units and terminals in the United States and Mexico to serve customers throughout North America. In addition to operating one of the country's largest tractor fleet, Knight-Swift also contracts with third-party equipment providers to provide a broad range of transportation services to our customers while creating quality driving jobs for our driving associates and successful business opportunities for independent contractors.

Investor Relations Contact Information
David A. Jackson, President and Chief Executive Officer, or Adam W. Miller, Chief Financial Officer: (602) 606-6349

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Forward-Looking Statements
This press release contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates," "plans,'' "projects," "expects," "hopes," "intends," "strategy," ''focus," "outlook," "foresee," "will," "could," "should," "may," "feel", "goal," "continue," or similar expressions, which speak only as of the date the statement was made. Such statements are forward-looking statements and are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical or current fact, are statements that could be deemed forward-looking statements, including without limitation: any projections of or guidance regarding earnings, earnings per share, revenues, cash flows, dividends, share repurchases, leverage ratio, capital expenditures, or other financial items; any statement of plans, strategies, and objectives of management for future operations; any statements concerning proposed acquisition plans, new services or developments; any statements regarding future economic, industry, or Company conditions or performance, including, without limitation, expectations regarding future supply or demand, volume, or truckload capacity, and any statements of belief and any statement of assumptions underlying any of the foregoing. In this press release, such statements include, but are not limited to, statements concerning:
•any projections of or guidance regarding earnings, earnings per share, Adjusted EPS, revenues, cash flows, dividends, share repurchases, capital expenditures, or other financial items,
•expected freight environment, including freight demand, capacity, volumes, rates, and shipper inventory levels,
•future dividends,
•future effective tax rates,
•future performance or growth of our reportable segments, including expected network, door count, and revenue within our LTL segment; expected load volumes, gross margin, and technology with our Logistics segment; and expected network design, cost structure, container count, capital expenditures, margin, and volumes within our Intermodal segment,
•future performance of our insurance businesses, including underwriting profitability and premium rates,
• network design, labor, cost structure, container count, margin, and volumes within our Intermodal segment, and the expected network, margin, and volumes within our LTL segment,
•future capital structure, capital allocation, growth strategies and opportunities, costs, inflation, and liquidity,
•future capital expenditures, including nature and funding of capital expenditures, and
•the proposed U.S. Xpress transaction, including the expected timing and closing of the transaction, future integration efforts, and future operating performance.
Such forward-looking statements are inherently uncertain, and are based upon the current beliefs, assumptions, and expectations of management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factors section of Knight-Swift's Annual Report on Form 10-K for the year ended December 31, 2022, and various disclosures in our press releases, stockholder reports, and other filings with the SEC (including our Form 8-K filed with the SEC on March 21, 2023 and the press release filed as Exhibit 99.4 thereto).

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Financial Statements

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Quarter Ended March 31,
	2023	2022
	(In thousands, except per share data)
Revenue:
Revenue, excluding truckload and LTL fuel surcharge	$1,450,293	$1,647,878
Truckload and LTL fuel surcharge	186,639	179,111
Total revenue	1,636,932	1,826,989
Operating expenses:
Salaries, wages, and benefits	536,742	536,056
Fuel	187,759	190,489
Operations and maintenance	99,311	95,883
Insurance and claims	138,039	98,192
Operating taxes and licenses	25,890	29,037
Communications	5,749	5,870
Depreciation and amortization of property and equipment	155,966	145,044
Amortization of intangibles	16,183	16,166
Rental expense	15,068	13,401
Purchased transportation	280,729	386,446
Impairments	—	810
Miscellaneous operating expenses	30,709	11,509
Total operating expenses	1,492,145	1,528,903
Operating income	144,787	298,086
Other (expenses) income:
Interest income	5,049	461
Interest expense	(23,091)	(6,680)
Other income (expense), net	9,703	(14,405)
Total other (expenses) income, net	(8,339)	(20,624)
Income before income taxes	136,448	277,462
Income tax expense	32,735	69,174
Net income	103,713	208,288
Net loss attributable to noncontrolling interest	571	49
Net income attributable to Knight-Swift	$104,284	$208,337
Other comprehensive income (loss)	1,090	(372)
Comprehensive income	$105,374	$207,965

Earnings per share:
Basic	$0.65	$1.26
Diluted	$0.64	$1.25

Dividends declared per share:	$0.14	$0.12

Weighted average shares outstanding:
Basic	160,915	165,377
Diluted	161,900	166,499

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Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2023	December 31, 2022
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$191,245	$196,770
Cash and cash equivalents – restricted	204,348	185,792
Restricted investments, held-to-maturity, amortized cost	4,076	7,175
Trade receivables, net of allowance for doubtful accounts of $27,836 and $22,980, respectively	800,415	842,294
Contract balance – revenue in transit	15,097	15,859
Prepaid expenses	105,429	108,081
Assets held for sale	48,259	40,602
Income tax receivable	30,221	58,974
Other current assets	43,546	38,025
Total current assets	1,442,636	1,493,572
Property and equipment, net	3,880,090	3,835,043
Operating lease right-of-use assets	197,950	192,358
Goodwill	3,519,339	3,519,339
Intangible assets, net	1,760,561	1,776,569
Other long-term assets	142,428	134,785
Total assets	$10,943,004	$10,951,666

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$214,574	$220,849
Accrued payroll and purchased transportation	154,471	171,381
Accrued liabilities	81,952	81,528
Claims accruals – current portion	342,530	311,822
Finance lease liabilities and long-term debt – current portion	72,875	71,466
Operating lease liabilities – current portion	39,409	36,961
Total current liabilities	905,811	894,007
Revolving line of credit	—	43,000
Long-term debt – less current portion	1,016,261	1,024,668
Finance lease liabilities – less current portion	335,582	344,377
Operating lease liabilities – less current portion	153,336	149,992
Accounts receivable securitization	383,601	418,561
Claims accruals – less current portion	196,045	201,838
Deferred tax liabilities	906,577	907,893
Other long-term liabilities	10,197	12,049
Total liabilities	3,907,410	3,996,385
Stockholders’ equity:
Common stock	1,610	1,607
Additional paid-in capital	4,401,276	4,392,266
Accumulated other comprehensive loss	(1,346)	(2,436)
Retained earnings	2,623,373	2,553,567
Total Knight-Swift stockholders' equity	7,024,913	6,945,004
Noncontrolling interest	10,681	10,277
Total stockholders’ equity	7,035,594	6,955,281
Total liabilities and stockholders’ equity	$10,943,004	$10,951,666

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Segment Operating Statistics (Unaudited)

Quarter Ended March 31,
2023	2022	Change
Truckload
Average revenue per tractor [1]	$47,707	$52,409	(9.0%)
Non-paid empty miles percentage	15.0%	14.1%	90	bps
Average length of haul (miles)	391	394	(0.8%)
Miles per tractor	18,405	18,916	(2.7%)
Average tractors	18,152	17,965	1.0%
Average trailers [2]	79,490	71,310	11.5%

LTL [3]
Shipments per day	17,717	18,783	(5.7%)
Weight per shipment (pounds)	1,061	1,098	(3.4%)
Average length of haul (miles)	535	522	2.5%
Revenue per shipment	$189.31	$178.43	6.1%
Revenue xFSC per shipment	$158.45	$150.70	5.1%
Revenue per hundredweight	$ 17.84	$16.25	9.8%
Revenue xFSC per hundredweight	$ 14.93	$13.73	8.7%
Average tractors [4]	3,163	3,091	2.3%
Average trailers [5]	8,387	8,302	1.0%

Logistics
Revenue per load [6]	$1,715	$2,697	(36.4%)
Gross margin	19.8%	20.2%	(40)	bps

Intermodal
Average revenue per load [6]	$3,234	$3,465	(6.7%)
Load count	34,193	31,515	8.5%
Average tractors	607	584	3.9%
Average containers	12,829	11,027	16.3%

1Computed with revenue, excluding fuel surcharge and intersegment transactions
2First quarter 2023 and 2022 includes 8,988 and 7,561 trailers, respectively, related to leasing activities recorded within our non-reportable operating segments.
3Operating statistics within the LTL segment exclude dedicated and other businesses.
4Our LTL tractor fleet includes 619 and 695 tractors from ACT's and MME's dedicated and other businesses for the first quarter of 2023 and 2022, respectively.
5Our LTL trailer fleet includes 778 and 907 trailers from ACT's and MME's dedicated and other businesses for the first quarter of 2023 and 2022, respectively.
6Computed with revenue, excluding intersegment transactions.

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Non-GAAP Financial Measures and Reconciliations
The terms "Adjusted Net Income Attributable to Knight-Swift," "Adjusted Operating Income," "Adjusted EPS," "Adjusted Operating Ratio," and "Free Cash Flow," as we define them, are not presented in accordance with GAAP. These financial measures supplement our GAAP results in evaluating certain aspects of our business. We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance. Management and the board of directors focus on Adjusted Net Income Attributable to Knight-Swift, Adjusted EPS, Adjusted Operating Income, and Adjusted Operating Ratio as key measures of our performance, all of which are reconciled to the most comparable GAAP financial measures and further discussed below. Management and the board of directors use Free Cash Flow as a key measure of our liquidity. Free Cash Flow does not represent residual cash flow available for discretionary expenditures. We believe our presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance.
Adjusted Net Income Attributable to Knight-Swift, Adjusted Operating Income, Adjusted EPS, Adjusted Operating Ratio, and Free Cash Flow, are not substitutes for their comparable GAAP financial measures, such as net income, cash flows from operating activities, operating margin, or other measures prescribed by GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

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Non-GAAP Reconciliation (Unaudited):
Adjusted Operating Income and Adjusted Operating Ratio [1]

	Quarter Ended March 31,
	2023	2022
GAAP Presentation	(Dollars in thousands)
Total revenue	$1,636,932	$1,826,989
Total operating expenses	(1,492,145)	(1,528,903)
Operating income	$144,787	$298,086
Operating ratio	91.2%	83.7%

Non-GAAP Presentation
Total revenue	$1,636,932	$1,826,989
Truckload and LTL fuel surcharge	(186,639)	(179,111)
Revenue, excluding truckload and LTL fuel surcharge	1,450,293	1,647,878

Total operating expenses	1,492,145	1,528,903
Adjusted for:
Truckload and LTL fuel surcharge	(186,639)	(179,111)
Amortization of intangibles [2]	(16,183)	(16,166)
Impairments [3]	—	(810)
Legal accruals [4]	300	(5,055)
Transaction fees [5]	(1,536)	—
Severance expense [6]	(1,452)	—
Adjusted Operating Expenses	1,286,635	1,327,761
Adjusted Operating Income	$163,658	$320,117
Adjusted Operating Ratio	88.7%	80.6%

1     Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating ratio to consolidated non-GAAP Adjusted Operating Ratio.
2    "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the 2017 Merger, the July 5, 2021 ACT acquisition and other acquisitions.
3    "Impairments" reflects the non-cash impairment of building improvements (within our non-reportable segments).
4    "Legal accruals" are included in "Miscellaneous operating expenses" in the condensed consolidated statements of comprehensive income and reflect the following:
•First quarter 2023 legal expense reflects a decrease in the estimated exposure related to an accrued legal matter previously identified as probable and estimable in prior periods based on a recent settlement agreement.
•First quarter 2022 legal expense reflects costs related to certain settlements and class action lawsuits arising from employee and contract related matters.
5    "Transaction fees" reflects certain legal and professional fees associated with the planned acquisition of U.S. Xpress. The transaction fees are included within "Miscellaneous operating expenses" in the condensed statements of comprehensive income.
6    "Severance expense" is included within "Salaries, wages, and benefits" in the condensed statements of comprehensive income.

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Non-GAAP Reconciliation (Unaudited):
Adjusted Net Income Attributable to Knight-Swift and Adjusted EPS [1]

	Quarter Ended March 31,
	2023	2022
	(Dollars in thousands, except per share data)
GAAP: Net income attributable to Knight-Swift	$104,284	$208,337
Adjusted for:
Income tax expense attributable to Knight-Swift	32,735	69,174
Income before income taxes attributable to Knight-Swift	137,019	277,511
Amortization of intangibles [2]	16,183	16,166
Impairments [3]	—	810
Legal accruals [4]	(300)	5,055
Transaction fees [5]	1,536	—
Severance expense [6]	1,452	—
Adjusted income before income taxes	155,890	299,542
Provision for income tax expense at effective rate	(37,399)	(74,679)
Non-GAAP: Adjusted Net Income Attributable to Knight-Swift	$118,491	$224,863

Note: Because the numbers reflected in the table below are calculated on a per share basis, they may not foot due to rounding.

	Quarter Ended March 31,
	2023	2022
GAAP: Earnings per diluted share	$0.64	$1.25
Adjusted for:
Income tax expense attributable to Knight-Swift	0.20	0.42
Income before income taxes attributable to Knight-Swift	0.85	1.67
Amortization of intangibles [2]	0.10	0.10
Impairments [3]	—	—
Legal accruals [4]	—	0.03
Transaction fees [5]	0.01	—
Severance expense [6]	0.01	—
Adjusted income before income taxes	0.96	1.80
Provision for income tax expense at effective rate	(0.23)	(0.45)
Non-GAAP: Adjusted EPS	$0.73	$1.35

1Pursuant to the requirements of Regulation G, these tables reconcile consolidated GAAP net income attributable to Knight-Swift to non-GAAP consolidated Adjusted Net Income Attributable to Knight-Swift and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.
2Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 2.
3Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 3.
4Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 4.
5Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 5.
6Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 6.

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Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income and Adjusted Operating Ratio [1]

	Quarter Ended March 31,
Truckload Segment	2023	2022
GAAP Presentation	(Dollars in thousands)
Total revenue	$1,012,245	$1,080,531
Total operating expenses	(896,346)	(875,414)
Operating income	$115,899	$205,117
Operating ratio	88.6%	81.0%
Non-GAAP Presentation
Total revenue	$1,012,245	$1,080,531
Fuel surcharge	(145,264)	(138,661)
Intersegment transactions	(1,001)	(336)
Revenue, excluding fuel surcharge and intersegment transactions	865,980	941,534

Total operating expenses	896,346	875,414
Adjusted for:
Fuel surcharge	(145,264)	(138,661)
Intersegment transactions	(1,001)	(336)
Amortization of intangibles [2]	(343)	(324)
Adjusted Operating Expenses	749,738	736,093
Adjusted Operating Income	$116,242	$205,441
Adjusted Operating Ratio	86.6%	78.2%

1     Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in historical Knight acquisitions.

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Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income and Adjusted Operating Ratio [1] — (Continued)

	Quarter Ended March 31,
LTL Segment	2023	2022
GAAP Presentation	(Dollars in thousands)
Total revenue	$255,304	$255,125
Total operating expenses	(228,722)	(228,748)
Operating income	$26,582	$26,377
Operating ratio	89.6%	89.7%
Non-GAAP Presentation
Total revenue	$255,304	$255,125
Fuel surcharge	(41,375)	(40,450)
Revenue, excluding fuel surcharge	213,929	214,675

Total operating expenses	228,722	228,748
Adjusted for:
Fuel surcharge	(41,375)	(40,450)
Amortization of intangibles [2]	(3,920)	(3,945)
Adjusted Operating Expenses	183,427	184,353
Adjusted Operating Income	$30,502	$30,322
Adjusted Operating Ratio	85.7%	85.9%

1Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the ACT and MME acquisitions.

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Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income and Adjusted Operating Ratio [1] — (Continued)

	Quarter Ended March 31,
Logistics Segment	2023	2022
GAAP Presentation	(Dollars in thousands)
Total revenue	$138,283	$282,039
Total operating expenses	(125,463)	(242,438)
Operating income	$12,820	$39,601
Operating ratio	90.7%	86.0%
Non-GAAP Presentation
Total revenue	$138,283	$282,039
Intersegment transactions	(1,506)	(1,868)
Revenue, excluding intersegment transactions	136,777	280,171

Total operating expenses	125,463	242,438
Adjusted for:
Intersegment transactions	(1,506)	(1,868)
Amortization of intangibles [2]	(334)	(334)
Adjusted Operating Expenses	123,623	240,236
Adjusted Operating Income	$13,154	$39,935
Adjusted Operating Ratio	90.4%	85.7%

	Quarter Ended March 31,
Intermodal Segment	2023	2022
GAAP Presentation	(Dollars in thousands)
Total revenue	$110,572	$109,222
Total operating expenses	(105,470)	(94,052)
Operating income	$5,102	$15,170
Operating ratio	95.4%	86.1%
Non-GAAP Presentation
Total revenue	$110,572	$109,222
Intersegment transactions	—	(30)
Revenue, excluding intersegment transactions	110,572	109,192

Total operating expenses	105,470	94,052
Adjusted for:
Intersegment transactions	—	(30)
Adjusted Operating Expenses	105,470	94,022
Adjusted Operating Income	$5,102	$15,170
Adjusted Operating Ratio	95.4%	86.1%

1Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2    "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the UTXL acquisition.

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Non-GAAP Reconciliation (Unaudited):
Free Cash Flow [1]

Quarter Ended March 31, 2023

GAAP: Cash flows from operations	$345,159
Adjusted for:
Proceeds from sale of property and equipment, including assets held for sale	59,345
Purchases of property and equipment	(260,339)
Non-GAAP: Free cash flow	$144,165

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